EXHIBIT 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of the 29th day of December, 2006 by and between HF Services LLC (“Consultant”), and Hydrogen Power, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Consultant wish to enter into an agreement whereby Consultant will provide the Company certain services of Henry Fong and/or Thomas Olson on a consulting basis.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.  Consulting Services. During the term of this Agreement, Consultant shall from time to time provide the Company the following services to be provided by Henry Fong and/or Thomas Olson:

(a)  Assist management in compliance with Securities and Exchange Commission (“SEC”) regulations;

(b)  Assist management, corporate counsel and independent auditors in preparation and documentation relating to SEC filings, including with respect to periodic and current reports filed with the SEC;

(c)  Assist management, corporate counsel and independent auditors in preparation and documentation relating to registration statement filings with the SEC;

(d)  Assist management and legal counsel in the preparation of private placement and public filings, including Forms D and business plans and assist in compliance with state “Blue Sky” requirements;

(e)  Assist management in the preparation of any required S&P listing and any other required documentation for state securities agencies as applicable.

(f)  Provide SEC Electronic Data Gathering and Retrieval (EDGAR) filing services for SEC filings;

(g)  Assist management, corporate counsel, outside consultants and independent auditors to facilitate implementation and compliance with SEC and Public Company Accounting and Oversight Board (PCAOB) regulations, including Sarbanes-Oxley Act of 2004 (“SOX”), SOX 404 Internal Control implementation and compliance, and SOX 302 and 906 compliance;

(h)  Coordinate with management and corporate counsel to facilitate compliance with, and maintenance of, corporate governance regulations mandated by applicable listing or securities exchange standards on which the Company’s securities trade;

(i)  Coordinate with management, board of directors and corporate counsel to facilitate compliance with SEC insider trading regulations, including Section 16 compliance and the filing of Forms 3, 4, 5 and 13D and G, as applicable;

(j)  Coordinate with management and corporate counsel to facilitate investor relations activities, including assistance with the preparation and dissemination of press releases and other investor and public relations releases, including, if necessary, to act as shareholder and press point-of-contact;

(k)  Coordinate with management and assist with maintenance of the Company’s equity schedules and equity securities as may be requested by Company;

(l)  Coordinate with and assist management with board of directors meetings and activities, including Audit Committee, Compensation Committee and Nominating Committee meetings and activities; act as focal point for all board of directors meetings insure proper distribution of agenda and, if necessary, assist corporate secretary with recordation and preparation of corporate minutes;

(m)  Assist management with preparation for annual shareholders meetings, including preparation of draft proxy statement for management and legal review, development of script and other meeting materials as necessary; and acting as liaison with transfer agent throughout balloting process; and

(n)  Any other services agreed to by the Company and Consultant.

Notwithstanding Consultant’s agreement to perform the services set forth herein, the Company acknowledges and agrees that the responsibility to timely prepare and complete necessary corporate and securities filings and take other necessary corporate action is that of the Company, and that the veracity and completeness of information set forth in documents prepared with the assistance of Consultant and delivered to the SEC or any other party, whether a third-party or an affiliate, and the responsibility therefor is that of the Company. The Company hereby agrees to indemnify and hold harmless the Consultant, Henry Fong and Thomas Olson from and against any and all direct losses, claims, damages and liabilities, joint or several, as incurred, to which such party may become subject, and related to or rising out of the veracity or completeness of information set forth in any such documents or such actions taken by the Company, whether or not such information or action was prepared or taken with the assistance of Consultant, Henry Fong or Thomas Olson. The Company will assume the defense of any action, suit or proceeding arising herefrom and will employ counsel reasonably satisfactory to the indemnified party and will pay the fees and disbursements of such counsel, as incurred.

The Company and Consultant hereby acknowledge and agree that: (i) Consultant is not a “broker” or “dealer” as defined under any applicable federal and/or state securities laws; (ii) Consultant shall not engage in any acts for which it is required to be a broker-dealer; (iii) Consultant shall not engage in any sales efforts in connection with any investment by any person or entity in the Company; (iv) Consultant shall not participate in any negotiation of the terms of any such investment; (v) Consultant shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any investment in, any securities of the Company, except as authorized by the Company. Consultant makes no representations, warranties or guaranties of any specific results or success. For purposes of this provision, “Consultant” shall include Henry Fong and Thomas Olson, individually and as representatives of the Consultant.

2.  Compensation. In consideration of the services to be rendered by Consultant hereunder, the Company shall pay Consultant the following:

(a)  $20,000 per month (prorated for any partial month), payable in cash on or before the first day of each month during the Term (as defined in Section 3); and

(b)  The Company’s assignment and transfer hereby, effective as of the Effective Date (as defined in Section 3), of all personal property of the Company located at the 7315 East Peakview Avenue, Englewood, Colorado address, including without limitation the phone system, computers and furniture, such assets having a depreciated aggregate book value of $8,962.42.

Additionally, the Company shall, within thirty (30) days following the Company’s receipt of such request, reimburse Consultant for all reasonable expenses incurred and paid by Consultant in connection with the provision of consulting services to the Company pursuant to the terms hereof; provided that (i) prior to incurring any individual expense in excess of $500, Consultant shall submit a written request to the Company for approval for such expense and (ii) Consultant shall provide the Company with itemized receipts or other evidence of such expense along with its request for reimbursement.

3.  Term; Termination. Unless terminated earlier by Consultant for any reason, or no reason, with sixty (60) days’ prior written notice to the Company, the term of this Agreement (the “Term”) shall be for a period of one (1) year commencing on the date hereof (the “Effective Date”). This Agreement is not terminable by the Company prior to the expiration of the Term except in the event of willful misconduct of Consultant.

4.  Confidentiality Obligations. As a condition to Consultant’s continuing relationship with the Company as a consultant, Consultant understands and agrees as follows:

(a)  Consultant hereby acknowledges that it may have received, or may receive in the future, in its role as a consultant, certain confidential or non-public information from the Company concerning the Company (collectively, the “Confidential Information”). The term “Confidential Information” shall also include all reports, analyses, notes or other information that are based on, contain or reflect any evaluation material. For purposes of this paragraph 4, “Consultant” constitutes HF Services and Henry Fong and Thomas Olson, as individuals.

(b)  Consultant shall use the Confidential Information solely for the purpose of performing the services required to be performed by Consultant hereunder. Consultant, and any representatives and agents of Consultant, shall keep all Confidential Information confidential by Consultant, and shall not disclose any Confidential Information without the prior written consent of the Company; provided, however, that any of such information may be disclosed to Consultant’s representatives or agents who need to know such information for the purpose of performing such services required to be performed hereunder (it being understood that Consultant shall inform such representatives and agents of the confidential nature of the Confidential Information and shall direct such representatives and agents to treat such information confidentially). Consultant shall be responsible for any breach of this Agreement by its representatives or agents.

(c)  Following the completion of its engagement by the Company, Consultant and any representatives or agents of Consultant shall promptly return any Confidential Information in their respective possessions to the Company, without retaining any copy thereof, and destroy all analyses, compilations, studies or other documents prepared by or for internal use which reflect, contain or embody Confidential Information.

(d)  For the purposes of this Agreement, the definition of “Confidential Information” shall not include information which (A) had been made previously available to the public by the Company; (B) is or becomes generally available to the public, unless the information being made available to the public results in a breach of this Agreement; (C) prior to disclosure to Consultant or Consultant’s representatives or agents, was already rightfully in any such person’s possession without any requirement of confidentiality or (D) is obtained by Consultant or Consultant’s representatives or agents from a third party who is lawfully in possession of such information, and not in violation of any contractual, legal or fiduciary obligation to the Company, with respect to such information and who does not require Consultant to refrain from disclosing such information to others.

(e)  Consultant acknowledges and agrees that the obligations under this Section 4 shall survive indefinitely, notwithstanding the earlier termination of this Agreement.

5.  Status of Consultant as Independent Contractor.

(a)  Using its best efforts, Consultant shall devote such time to the performance of the services described in this Agreement as may be necessary to satisfactorily complete the such services.

(b)  Consultant shall be an independent contractor in the performance of this Agreement, and shall not be deemed an employee of the Company for any purpose whatsoever. Neither Consultant nor any employees of Consultant shall participate in any benefit programs for the Company employees, including without limitation health benefits, life insurance, pension or profit sharing plans and paid vacation and sick leave. Consultant shall be solely responsible for the payment of its income taxes as required by any and all government agencies with respect to compensation paid to Consultant by the Company, and shall comply with all regulations therefrom.

(c)  Consultant shall have no power to act as an agent of the Company or bind the Company in any respect.

(d)  The Company further acknowledges that the services of Consultant provided hereunder are not exclusive to the Company, and nothing herein shall be construed to limit or restrict Consultant or its affiliates (including without limitation Henry Fong and Thomas Olson) in conducting such business with respect to others or in rendering similar services to others. Consultant hereby acknowledges that the Company’s engagement of Consultant is similarly not exclusive, and the Company is free to obtain similar services as provided by Consultant from third parties.

6.  Release by the Company of Consultant and its Affiliates. The Company, on behalf of itself and its predecessors, successors, subsidiaries, affiliates, officers, directors, employees, agents, representatives, attorneys and assigns (collectively, the “Company Releasing Parties”) does hereby absolutely and unconditionally release and forever discharge Consultant, Henry Fong and Thomas Olson and their respective affiliates (collectively, the “Consultant Parties”) from any and all claims, demands, actions or causes of action of any kind, nature, description or origin, under any state or federal law or laws or the common law, from the beginning of time to the date hereof which the Company Releasing Parties have ever had or now have against any Consultant Party, whether known or unknown, relating to or arising out of, directly or indirectly, Consultant Party’s role as an officer, director, employee, shareholder of any Company Releasing Party.

7.  Release by Consultant Parties of Company and its Affiliates. The Consulting Parties (as defined in Section 6), on behalf of Consultant Parties and their respective predecessors, successors, subsidiaries, affiliates, officers, directors, employees, agents, representatives, attorneys and assigns, as appropriate (collectively, the “Consultant Releasing Parties”) does hereby absolutely and unconditionally release and forever discharge the Company and its affiliates (collectively, the “Company Parties”) from any and all claims, demands, actions or causes of action of any kind, nature, description or origin, under any state or federal law or laws or the common law, from the beginning of time to the date hereof which the Consultant Releasing Parties have ever had or now have against any Company Party, whether known or unknown, relating to or arising out of, directly or indirectly, Consultant Party’s role as an officer, director, employee, shareholder of any Company Party. Notwithstanding any other provision herein, this Section 7 shall not be construed to, and shall not, limit in any manner any right of a Consultant Party to indemnification by the Company against any third party claim, whether the obligation to indemnify arises pursuant to statute, a provision of the Company’s certificate of incorporation, bylaws or Indemnity Policy, any contractual obligation of the Company to such Consultant Party or otherwise.

8.  Miscellaneous.

(a)  Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the parties.

(b)  Severability. The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions, and this Agreement shall be construed as if such invalid or unenforceable provisions were omitted. If any provision is unenforceable because it is overbroad, the parties agree that such provision shall be limited to the extent necessary to make it enforceable, it being the intent of the parties that provisions of this Agreement be enforced to the maximum extent possible.

(c)  Construction; Venue; Attorneys’ Fees. This Agreement shall be deemed to have been entered into in, and shall be construed and enforced in accordance with the laws of, the State of Colorado. All disputes related to or arising under this Agreement must be brought in the State of Colorado with each party consenting to the exclusive jurisdiction of the courts therein and waiving any personal jurisdiction defenses. Each party hereby (i) waives any objection which it might have now or hereafter to the foregoing venue of any such litigation, action or proceeding, (ii) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (iii) waives any claim or defense of inconvenient forum. Each party hereby consents to service of process by registered mail, return receipt requested and expressly waives the benefit of any contrary provision of law. If any party is made or shall become a party to any litigation, including without limitation arbitration proceedings, commenced by or against another party involving the enforcement of any of the rights or remedies of such party, or arising on account of a default of the other party in its performance of any of the other party’s obligations hereunder, then the prevailing party in such litigation shall receive from the other party all costs incurred by the prevailing party in such litigation, plus reasonable attorneys’ fees to be fixed by the court or arbitrator, as applicable.

(d)  Waivers. The failure of any party to insist, in any one or more instances, upon the performance of any of the terms or conditions of this Agreement or to exercise any right, shall not be construed as a waiver of the future performance of any such term or condition or the future exercise of such right.

(e)  Notices. Any notice to be given shall be sufficiently given when received, and, if mailed, shall be deemed received three (3) business days after the date of mailing if sent by certified mail, postage prepaid, to the address of the party set forth below (or to such other address as the party shall designate by written notice).

If to the Company, to:	Hydrogen Power, Inc. 1942 Westlake Avenue, Suite 1010 Seattle, WA 98101 Facsimile: (206) 728-2423 Attn: Chief Executive Officer
If to Consultant, to:	HF Services 7315 East Peakview Avenue Englewood, CO 80111 Facsimile: (303) 796-9762 Attn: Henry Fong

(f)  Assignment. Consultant may not assign or subcontract its rights or obligations under this Agreement without the prior written consent of the Company. The Company may not assign its rights to any affiliated entity without the prior written consent of Consultant.

(g)  Third-Party Beneficiary. The Company and Consultant acknowledge and agree that they expressly intend that Henry Fong and Thomas Olson, and their respective successors and assigns (collectively, the “Beneficiaries”), are expressly intended to be third-party beneficiaries to this Agreement, and that all provisions of this Agreement relating to each such Beneficiary is intended to inure to the benefit of such Beneficiary. Each such party is entitled to any rights, interest or claims arising hereunder. If any Beneficiary is required to enforce or otherwise litigate any of its rights or remedies under this Agreement arising on account of a default of the Company in the performance of its obligations hereunder, then such Beneficiary shall be entitled to receive from the Company all costs incurred by such Beneficiary in enforcing its rights, including without limitation its reasonable attorneys’ fees.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year set forth below.

HYDROGEN POWER, INC.
Dated: December 29, 2006	By /s/ Joseph W. Hovorka Its Director
HF SERVICES
Dated: December 29, 2006	By /s/ Henry Fong Its Manager
Dated: December 29, 2006	With respect to Paragraphs 4, 5 and 7: /s/ Henry Fong Henry Fong, individually
Dated: December 29, 2006	/s/ Thomas B. Olson Thomas Olson, individually

Consulting Agreement - Signature Page